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Exhibit 10.2

REGAL ENTERTAINMENT GROUP
SUMMARY OF
DIRECTOR COMENSATION ARRANGMENTS

        Directors who are employees of Regal Entertainment Group or its subsidiaries receive no additional cash or equity compensation for service on the Regal Entertainment Group Board of Directors. All Directors are reimbursed for reasonable out-of-pocket expenses related to attendance at Board of Director and Board of Director committee meetings. Messrs. Thomas D. Bell, Jr., Lewis W. Coleman, Michael J. Dolan and Alfred C. Eckert III receive an annual cash retainer for Board of Director service of $40,000.

        Directors do not receive additional cash or equity compensation for service on committees of Regal Entertainment Group's Board of Directors.

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REGAL ENTERTAINMENT GROUP SUMMARY OF DIRECTOR COMENSATION ARRANGMENTS